                                                                       Exhibit 1

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  SCFM CORP.

                                      AND

                                SCANFORMS, INC.


                               February 15, 1996

                               TABLE OF CONTENTS
                               -----------------

I.  THE MERGER  .............................................................  1
         1.01.  The Merger...................................................  1
                ----------
         1.02.  Conversion or Cancellation of Stock..........................  3
                -----------------------------------
         1.03.  Surrender of Share Certificates; Payment for Shares..........  4
                ---------------------------------------------------

II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................  8
         2.01.  Due Organization, Etc........................................  8
                ---------------------
         2.02.  Execution and Delivery of Agreement..........................  9
                -----------------------------------
         2.03.  Capital Stock................................................ 11
                -------------
         2.04.  Periodic Filings............................................. 12
                ----------------
         2.05.  Proxy Statement.............................................. 14
                ---------------
         2.06.  No Brokers................................................... 15
                ----------
         2.07.  Employment, Severance and Termination Agreements, Etc........ 15
                -----------------------------------------------------
         2.08.  Company Actions.............................................. 16
                ---------------

III.  REPRESENTATIONS AND WARRANTIES OF NEWCO................................ 16
         3.01.  Due Organization, Etc........................................ 16
                ---------------------
         3.02.  Execution and Delivery of Agreement.......................... 17
                -----------------------------------
         3.03.  Financing.................................................... 18
                ---------
         3.04.  Proxy Statement.............................................. 18
                ---------------
         3.05.  No Brokers................................................... 19
                ----------

IV.  COVENANTS OF THE COMPANY................................................ 20
         4.01.  Ordinary Course of Business.................................. 20
                ---------------------------
         4.02.  Subsequent Financial Statements.............................. 23
                -------------------------------
         4.03.  Other Potential Bidders...................................... 24
                -----------------------

V.  ADDITIONAL AGREEMENTS.................................................... 25
         5.01.  Access and Information....................................... 25
                ----------------------
         5.02.  Shareholder Approvals; Proxy Statement....................... 26
                --------------------------------------
         5.03.  Expenses..................................................... 27
                --------
         5.04.  Miscellaneous Agreements..................................... 28
                ------------------------
         5.05.  Filings...................................................... 29
                -------
         5.06.  Certain Notifications........................................ 29
                ---------------------
         5.07.  Indemnification.............................................. 30
                ---------------

VI.  CONDITIONS.............................................................. 30
         6.01.  Conditions to the Obligations of All Parties................. 31
                --------------------------------------------
         6.02.  Conditions to the Obligations of Newco....................... 32
                --------------------------------------
         6.03.  Conditions to the Obligations of the Company................. 33
                --------------------------------------------

VII.  TERMINATION, AMENDMENT AND WAIVER...................................... 34
         7.01.  Termination.................................................. 34
                -----------
         7.02.  Effect of Termination........................................ 37
                ---------------------
         7.03.  Amendment.................................................... 37
                ---------
         7.04.  Waiver....................................................... 38
                ------

VIII.  GENERAL PROVISIONS.................................................... 38
         8.01.  Non-Survival of Representations, Warranties and Agreements... 38
                ----------------------------------------------------------
         8.02.  Closing...................................................... 39
                -------
         8.03.  Notices...................................................... 39
                -------
         8.04.  Publicity.................................................... 41
                ---------
         8.05.  Miscellaneous................................................ 41
                -------------
         8.06.  Definitions.................................................. 42
                -----------


                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

          AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of February
                                             ---------
15, 1996 among SCFM CORP., a Delaware corporation ("Newco"), SCANFORMS, INC., a
                                                    -----
Delaware corporation (the "Company").
                           -------

          WHEREAS, the Boards of Directors of Newco and of the Company (upon the recommendation of its Special Committee, as defined in Section 2.08) have approved the acquisition of Newco by the Company; and

          WHEREAS, in furtherance of such acquisition, the Boards of Directors of Newco and of the Company (upon the recommendation of its Special Committee, as defined in Section 2.08) have, approved a merger (the "Merger") of Newco with
                                                          ------
and into the Company in accordance with the laws of the State of Delaware upon the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and subject to the satisfaction or waiver of the conditions contained herein, the parties agree as follows:

                                I.  THE MERGER


          1.01.  The Merger.  (a) As promptly as practicable following the date
                 ----------
hereof, upon the terms and subject to the conditions of this Agreement, Newco shall be merged with and into the Company in accordance with the laws of the State of Delaware, with the Company being the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the separate
                                ---------------------
existence of Newco shall cease. The Merger shall be effective when a properly executed Certificate of Merger (together with any other documents required by law to effectuate the Merger) shall be delivered to and filed with the Secretary of State of the State of Delaware (the "Secretary of State"), which delivery and
                                        ------------------
filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement as provided in Section 8.02 hereof. When used in this Agreement, the term "Effective Time" shall mean the time on
                                       --------------
the date when the Certificate of Merger is filed with the Secretary of State.

                 (b) The Surviving Corporation shall have the name "Scanforms, Inc.", and, pursuant to Section 259 of the Delaware General Corporation Law (the "DGCL"), shall, among other things, possess all the rights, privileges, powers
 ----
and franchises of Newco and the Company and shall be subject to all the restrictions, disabilities and duties of each of such corporations.

                 (c) The Certificate of Incorporation and Bylaws of Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                 (d) The directors of Newco shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case to serve until such time as their successors have been elected and have qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law unless sooner removed, retired, disqualified or deceased.

          1.02.  Conversion or Cancellation of Stock.  As of the Effective Time,
                 -----------------------------------
by virtue of the Merger and without any action on the part of any holder of shares of common stock, $.01 par value, of the Company ("Company Common Stock"):
                                                         --------------------
                 (a) Any shares of Company Common Stock which are held in the treasury of the Company or by any Subsidiary (as hereinafter defined) of the Company immediately prior to the Effective Time shall be canceled and cease to exist, without any consideration being payable therefor. As used in this Agreement, the term "Subsidiary" shall have the meaning set forth for the term
                     ----------
"majority-owned subsidiary" in Rule 12b-2 of the Securities Exchange Act of 1934 (the "Exchange Act").
      ------------

                 (b) Subject to Section 1.02(c), hereto, each remaining share of Company Common Stock shall be canceled and cease to exist and shall represent only the right to receive the Merger Consideration (as hereinafter defined) from the Surviving Corporation, payable by check, without any interest thereon, upon the due surrender of the certificate for such share of Company Common Stock, together with an appropriate letter of transmittal and any other documents required thereby, to a reputable banking institution selected by the Special Committee, acting as Paying Agent (the "Paying Agent").
                                                ------------

                 (c) Each share of Company Common Stock owned by Newco immediately prior to the Effective Time shall be converted into one share of common stock, $.01 par value, of the Surviving Corporation; such conversion to be effected by the cancellation of the certificate or certificates representing such shares of capital stock and the issuance to Newco's shareholders of new certificates representing shares of common stock of the Surviving Corporation.

                 (d) The term "Merger Consideration" shall mean an amount in
                               --------------------
cash equal to $3.60 per share of Company Common Stock.

          1.03.  Surrender of Share Certificates; Payment for Shares.
                 ---------------------------------------------------

                 (a) From time to time after the Effective Time, the Surviving Corporation shall cause to be delivered to the Paying Agent for the benefit of the holders of shares of Company Common Stock, funds in an aggregate amount equal to the Merger Consideration multiplied by the number of shares of Company

Common Stock outstanding at the Effective Time other than the shares of Company Common Stock to be canceled or converted pursuant to Sections 1.02(a) or 1.02(c) hereto. Such funds shall be provided to the Paying Agent as needed to make payments for shares of Company Common Stock surrendered pursuant to Section 1.02(b), hereto.

                 (b) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than (i) the Company or any Subsidiary of the Company and (ii) Newco or the shareholders of Newco) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"):
                                                             ------------
(i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in payment therefor the amount of cash into which the shares of Company Common Stock theretofore represented by the Certificate so surrendered shall have been converted pursuant to the provisions of this Article I and the Certificate so surrendered shall have been converted pursuant to the provisions of this Article I and Certificate so surrendered shall be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

                 (c) The appointment of the Paying Agent may be terminated by the Surviving Corporation at any time after six (6) months following the Effective Time. Upon termination of such appointment, all unclaimed cash held by the Paying Agent shall be returned to the Surviving Corporation and thereafter all Certificates shall be surrendered to, and payment therefor delivered by, the Surviving Corporation (subject to abandoned property, escheat or other similar laws). Notwithstanding the foregoing, the Surviving Corporation shall not be liable to a holder of a Certificate for amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. If Certificates are not surrendered prior to five years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, subject to any legally enforceable claims or interest of any person previously entitled thereto.

                 (d) If, in respect of a Certificate surrendered in exchange for payment, such payment is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to any person other than the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

                 (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation (or the registrar or transfer agent of the Company) they shall be canceled and exchanged for cash as provided in this Article I.

                      II.  REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY


          The Company represents and warrants to Newco that:

          2.01.  Due Organization, Etc.  The Company and each of its
                 ---------------------
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as they are being conducted on the date of this Agreement. The Company and each of its Subsidiaries is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). All of the outstanding shares of capital
          -----------------------
stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable and all of such shares owned by the Company or another Subsidiary of the Company are owned free and clear of all liens, claims or encumbrances. The Company does not, directly or indirectly, own any material interest in any other corporation, partnership, joint venture or other business association or entity, except as set forth in the Company's Annual Report on Form 10-K for the year ended October 1, 1995 (the "1995 Annual Report") or as
                                                   ------------------
set forth on Schedule 2.01.

          2.02.  Execution and Delivery of Agreement.
                 -----------------------------------

                 (a) The Company has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and, subject to the approval of the Merger by the shareholders of the Company, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                 (b) Except as set forth in Schedule 2.02, the execution and
                                            -------------
delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any provision of (i) the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, (ii) any mortgage, indenture, lease, Agreement or other instrument to which the Company or any such Subsidiary is party or by which any of their respective properties are bound or (iii) any permit, concession, grant, franchise, license, judgment, order, decrees, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties, except, in the case of clauses (ii) and (iii) above, such conflicts, violations, defaults, losses or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby except for (a) compliance by the Company with the Exchange Act (and the rules and regulations thereunder),
(b) the delivery to and filing of the Certificate of Merger with respect to the Merger with the Secretary of State, (c) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), if
                                                     ---------------------
applicable, and (d) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not, individually or in the aggregate, have a Material Adverse Effect.

          2.03.  Capital Stock.  The authorized capital stock of the Company
                 -------------
consists of (i) 500,000 shares of preferred stock, par value $.01 per share, of which, as of the date of this Agreement, no shares are issued and outstanding and (ii) 6,000,000 shares of Common Stock of which, as of the date of this Agreement, 3,546,648 shares are issued and outstanding, no shares are held in Treasury, and 205,000 shares are subject to issuance upon exercise of outstanding options under the Option Plan. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except for options under the Option Plan outstanding on the date hereof to purchase 205,000 shares of Company Common Stock at exercise prices ranging from $.30 to $1.69 per share, there are not outstanding any subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment.

          2.04.  Periodic Filings.
                 ----------------

                 (a) The Company has heretofore delivered to Newco true
and complete copies of all of its Annual Reports on Form 10-K, Quarterly Reports on Forms 10-Q, Current Reports on 8-K, proxy statements, and registration statements filed by the Company with the SEC since October 1, 1994. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in such Annual Report and Quarterly Report (collectively, the ("Company Financial Statements") were prepared in accordance
                     ----------------------------
with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except that the unaudited interim consolidated financial statements do not contain footnotes and are subject to normal year-end adjustments) and fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

                 (b) As of January 31, 1996, neither the Company nor any of its Subsidiaries had any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether or not to become due ("Liabilities"),
                                                            -----------
material
to the Company and its Subsidiaries taken as a whole, which were not specifically disclosed or provided for in the audited consolidated balance sheet of the Company for the year ended October 1, 1995 or the unaudited interim balance sheet of the Company for the quarter ended December 31, 1995, respectively, or the notes thereto, except for Liabilities incurred in connection with the transactions contemplated hereby. Since December 31, 1995, neither the Company nor any of its Subsidiaries has incurred any Liabilities material to the Company and its Subsidiaries taken as a whole after taking into account applicable insurance coverage except Liabilities incurred in the ordinary course of business consistent with past practice and for the Liabilities referred to in the preceding sentence.

                 (c) Since December 31, 1995 and except for actions approved by the company's Board of Directors, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and neither the Company nor any of its Subsidiaries (A) has taken any of the actions described in paragraphs (d) through (k) (in the case of the Company) or paragraphs (e) and (g) through (k) (in the case of the Company's Subsidiaries) of Section 4.01 hereof or (B) has undergone or suffered any Material Adverse Effect.

          2.05.  Proxy Statement.  None of the information supplied or to be
                 ---------------
supplied by or on behalf of the Company for inclusion in (i) the Statement on
Schedule 13E-3 with respect to the Merger (the "Schedule 13E-3") or (ii) the
                                                --------------
proxy statement of the Company with respect to the Merger, as from time to time supplemented or amended (collectively, including any schedules thereto, as well as the related letter to shareholders, form of proxy, notice of meeting and any other proxy materials to be distributed to shareholders, the "Proxy Statement"),
                                                              ---------------
will, at the time the Schedule 13E-3 or any amendments or supplements thereto is filed with the SEC, at the time the Proxy Statement is mailed to shareholders of the Company, at the time of the meeting of shareholders of the Company referred to in Section 5.02 hereof, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of any proxy or approval for the meeting in connection with which the Proxy Statement shall be mailed. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          2.06.  No Brokers.  All negotiations relating to this Agreement and
                 ----------
the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Company in such manner as to give rise to any valid claim against the Company, Newco, or any of their respective Subsidiaries or the Surviving Corporation for any broker's, finder's or financial advisor's fee or similar compensation in connection with the Merger, except for compensation payable by the Company to Janney Montgomery Scott Inc. ("Janney") pursuant to the letter agreement dated March 2, 1995, as
             ------
amended May 8, 1995.

          2.07.  Employment, Severance and Termination Agreements, Etc. Neither
                 -----------------------------------------------------
the Company nor any of its Subsidiaries is a party to (i) any agreements providing for severance or termination payments, or payments in connection with any change in control of the Company or (ii) any employment agreement with any former employee, employee, officer, consultant or director of the Company or any of its Subsidiaries.

          2.08.  Company Actions.  The Board of Directors of the Company, upon
                 ---------------
recommendation of the Independent Director Committee thereof (the "Special
                                                                   -------
Committee"), has (i) duly approved this Agreement and the Merger, (ii)
---------
determined that the Merger is fair to shareholders of the Company other than Newco or any affiliate of Newco and (iii) resolved to recommend acceptance of the Merger; and Janney, has advised the Special Committee and the Company's

Board of Directors that the Merger Consideration is fair to the Company's shareholders (other than Newco and any affiliate of Newco) from a financial point of view.

                      III. REPRESENTATIONS AND WARRANTIES
                                   OF NEWCO


          Newco represents and warrants to the Company that:

          3.01.  Due Organization, Etc.  Newco is a corporation duly organized,
                 ---------------------
validly existing and in good standing under the laws of the State of Delaware and is wholly owned by Robert A. Samans (51%) and Sebastian Carcioppolo (49%) in the percentages set forth beside their respective names. Newco has not conducted any business prior to the date hereof other than in connection with the transactions contemplated hereby.

          3.02.  Execution and Delivery of Agreement.
                 -----------------------------------
                 (a) Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This

Agreement has been duly executed and delivered by Newco and constitutes a legal, valid and binding obligation of Newco in accordance with its terms.

                 (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any provision of (i) the Certificate of Incorporation or Bylaws of Newco or (ii) any mortgage, indenture, lease, agreement or other instrument to which Newco is a party or by which any of its respective property is bound or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Newco or its respective properties, other than any such conflict, violation, default, loss or acceleration which would not have a material adverse effect on the ability of Newco to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Newco in connection with the execution and delivery of this Agreement by Newco or the transactions contemplated hereby except for (a) compliance by Newco with the Exchange Act (and the rules and regulations thereunder), (b) the delivery to and filing of the Certificate of Merger with respect to the Merger with the Secretary of State, (c) compliance with the Hart-Scott-Rodino Act, if applicable, and (d) consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Newco to consummate the transactions contemplated hereby.

          3.03.  Financing. Newco has and will do any and all things necessary
                 ---------
to assist in assuring that all funds or appropriate commitments from responsible financial institutions to provide funds to Company will be available in connection with the Merger sufficient to satisfy the obligation of Company to pay at the Effective Time to the holders of shares of Company Common Stock the aggregate amount of cash to which such holders will be entitled.

          3.04.  Proxy Statement.  None of the information supplied by Newco for
                 ---------------
inclusion in the Schedule 13E-3 or the Proxy Statement, will, at the respective times the Schedule 13E-3 or any amendments or supplements thereto is filed with the SEC, at the time the Proxy Statement is mailed to shareholders of the Company, at the time of the meeting of shareholders of Company referred to in
Section 5.02 hereof, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of any proxy or approval for the meeting in connection with which the Proxy Statement shall be mailed. The Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

          3.05.  No Brokers.  All negotiations relating to this Agreement and
                 ----------
the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Newco or any of its affiliates in such manner as to give rise to any valid claim against the Company or any of its Subsidiaries for any broker's, finder's or financial advisor's fee or similar compensation in connection with the Merger.

                         IV.  COVENANTS OF THE COMPANY


          4.01.  Ordinary Course of Business.  During the period from the date
                 ---------------------------
of this Agreement to the Effective Time, except (i) as otherwise consented to in writing by Newco, (ii) as otherwise approved by the Board of Directors of the Company, (iii) as otherwise approved in writing or caused by an officer, director or employee of the Company who is a present or former officer, director or employee of Newco or any of its affiliates, or the Company will, and with respect to matters identified in clauses (a), (c), (e) and (g) through (l) will cause each of its Subsidiaries to:

                 (a) carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve, intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with clients, customers, distributors and others having business dealings with it so that its good will and ongoing business shall be unimpaired at the Effective Time;

                 (b) promptly advise Newco in writing of any change in its business, operations, assets or financial condition or in that of its Subsidiaries which is or may reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole;

                 (c) use its best efforts to obtain (and to cooperate with Newco in obtaining) any consent, authorization or approval of, or exemption by, any governmental or regulatory authority or agency required to be obtained or made by it (or by its Subsidiaries), in connection with the Merger or the taking of any action in connection with the consummation thereof and promptly comply with all filing requirements which federal or state law may impose on the Company or any of its Subsidiaries with respect to the Merger (including the solicitation of proxies in connection with the Merger) and cooperate with and promptly furnish information to Newco in connection with any such filing imposed upon it or on any of its Subsidiaries in connection with the Merger;

                 (d) not amend its Certificate of Incorporation or Bylaws (or other constituent documents);

                 (e) neither acquire nor offer to acquire by merging or consolidating with, or purchase substantially all of the assets of, or otherwise acquire any business of any corporation, partnership, association or other business organization or division thereof;

                 (f) not split, combine or reclassify its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock;

                 (g) not issue or sell (or agree to issue or sell) any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, other than pursuant to employee stock options under the Option Plan that are outstanding on the date hereof;

                 (h) not, other than in the ordinary course of business consistent with prior practice, (i) incur any indebtedness for borrowed money or vary the terms of any existing debt securities, (ii) issue or sell any debt securities, (iii) acquire or dispose of any substantial assets or (iv) enter into any other material transaction;

                 (i) not mortgage, pledge or subject to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, other than in the ordinary course of business consistent with prior practice;

                 (j) not grant to any officer or member of the board of directors of the Company any increase in compensation in any form, or any severance or termination pay, or grant to any employee any increase in compensation or any severance or termination pay, except in accordance with the terms of an existing written Agreement disclosed to Newco pursuant to Section
2.07 or with the normal practices of the Company and its Subsidiaries consistent with past practice, or make any loan (except in accordance with the normal practices of the Company) to or enter into any employment, severance, consultancy or other agreement with any officer, director or employee;

                 (k) not adopt, amend in any material respect or terminate, any bonus, profit sharing, stock option, stock appreciation rights, employee stock ownership, pension, retirement, deferred compensation, employment or other plan, Agreement or arrangement for the benefit of employees of the Company or its Subsidiaries; or

                 (l) not agree to take any of the actions set forth in the foregoing subparagraphs (d)-(k).

          4.02.  Subsequent Financial Statements.  Prior to the Effective Time,
                 -------------------------------
the Company will timely file with the SEC each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by the Company under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to Newco copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

          4.03.  Other Potential Bidders.  The Company shall, directly or
                 -----------------------
indirectly, furnish information and access, in each case in response to unsolicited requests therefor, received prior to or after the date of this Agreement, to the same extent permitted by Section 5.01 hereof, to any person or entity pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with any such person or entity concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or (any such transaction being referred to herein as a "Competing Transaction"), if the Special Committee determines that such action is appropriate in light of its fiduciary obligations to the Company's stockholders after consultation with counsel. In addition, the Company shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group. Except as set forth above, the Company shall not solicit, participate in or initiate discussion or negotiations with, or provide any information to, any person or entity (other than Newco or its affiliates or associates) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company.

                           V.  ADDITIONAL AGREEMENTS


          5.01.  Access and Information.  The Company shall afford to Newco, and
                 ----------------------
to its accountants, counsel and other representatives, full access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and, during such period, shall furnish promptly to Newco (a) a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of federal or state securities laws, and (b) all other information concerning its business, properties and personnel as Newco may reasonably request; provided, however,
                                                          --------  -------
that no investigation pursuant to this

Section 5.01 shall affect any representations or warranties or the conditions to the obligations of the parties hereto to consummate the Merger. Newco shall hold confidential all information obtained hereunder with respect to the Company, shall utilize such information only for purposes of evaluating the transaction contemplated hereby and preparing for a transition from and after the Effective Time and shall, upon any termination hereof (i) return to the Company all copies of information obtained hereunder from the Company or its representatives and (ii) destroy any analyses, memoranda or other documents prepared utilizing such information.

          5.02.  Shareholder Approvals; Proxy Statement.  The Company (i) shall
                 --------------------------------------
promptly call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of considering and voting upon the Merger and related matters (the "Special Meeting"), (ii) shall, through the Board of
                      ---------------
Directors upon recommendation of the Special Committee and subject to their fiduciary duties, recommend in the Proxy Statement and at the Special Meeting that its shareholders approve the Merger and (iii) subject to the Board of Directors' fiduciary duty, shall use its best efforts to solicit the requisite vote of approval at the Special Meeting in accordance with the applicable laws of the State of Delaware and the Exchange Act. In connection with the Special Meeting, each of the Company and Newco shall cooperate in preparing and filing with the SEC, the
Schedule 13E-3 and a preliminary proxy statement relating to the Merger and shall use its best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Shareholders of the Company as soon as reasonably practicable. The Company shall notify Newco of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to, the Schedule 13E-3, the preliminary proxy statement or the Proxy Statement and shall supply Newco with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto. If at any time prior to the Special Meeting, any event should occur relating to the Company and its Subsidiaries or Newco and its Subsidiaries or their respective officers and directors which should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform each other and shall cooperate in promptly preparing, filing and clearing with the SEC and mailing to the Company's shareholders such amendment or supplement.

          5.03.  Expenses.  Whether or not the Merger is consummated, all costs
                 --------
and expenses reasonably incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, commitment fees paid to lenders, fees and disbursements of financial advisors, accountants and attorneys), not to exceed $250,000, shall be paid by the Company.

          5.04.  Miscellaneous Agreements.  Subject to the terms and conditions
             ------------------------
herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement (it being understood that this Section 5.04 shall not require the Board of Directors or the Special Committee to recommend approval of the Merger to the Company's shareholders if such recommendation is not required by Section 5.02). At the Special Meeting, Newco will vote, or cause to be voted, all shares of Company Common Stock which it is then entitled to vote in favor of the Merger, it being understood that such favorable vote shall not in any way limit the rights of Newco under Article VI hereof. The Company and Newco will, and will cause each of their respective Subsidiaries to, use their best efforts to obtain consents of all third parties and governmental bodies necessary or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Company or Newco, as the case may be, shall take all such necessary action.

          5.05.  Filings.  If applicable, the Company and Newco shall, as soon
                 -------
as practicable, file Notification and Report Forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to the Merger and shall use their best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission and the Antitrust Division for additional information or documentation. The Company and Newco will take all such action as may be necessary under the federal and state securities laws applicable to or necessary for, and will file and, if appropriate, use their reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies which they deem necessary or appropriate for, the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its Subsidiaries and affiliates reasonably necessary to enable such other party to take such actions. The Company and Newco shall file in a timely manner all reports and documents required to be so filed by or under the Exchange Act and other applicable laws.

          5.06. Certain Notifications. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event of which any of its executive officers has knowledge which will or may result in the failure to satisfy the conditions contained in Article VI hereof.

          5.07.  Indemnification.  Newco and Company agree that all rights to
                 ---------------
indemnification now existing in favor of the employees, agents, directors or officers of the Company and the Company's Subsidiaries as provided in their respective Certificates of Incorporation or Bylaws or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect after the Effective Time. Any permissive provision therein relating to rights of indemnification shall be deemed to be mandatory to the maximum extent permitted by law. To the extent necessary to provide the same insurance coverage as currently exists, or other coverage no less favorable, Surviving Corporation shall maintain for a period of not less than two years from the Effective Time policies of directors' and officers' liability insurance providing the same coverage, or other coverage no less favorable, as the policies currently maintained by the Company for the benefit of the officers and directors of the Company.

                                VI.  CONDITIONS


          6.01.  Conditions to the Obligations of All Parties.  The obligations
                 --------------------------------------------
of each party hereto to consummate the Merger are subject to the satisfaction or waiver (in writing) of the following conditions:

                 (a) Absence of Injunctions.  There shall be no order of any
                     ----------------------
court or governmental, administrative or regulatory agency or authority in effect which restrains or prohibits the consummation of the Merger.

                 (b) Shareholder Approval. The holders of a majority of the
                     --------------------
shares of Company Common Stock shall have approved the Merger at the Special Meeting.

                 (c) HSR. All applicable waiting periods under the Hart-Scott-
                     ---
Rodino Act, if applicable, with respect to the Merger shall have expired or been terminated.

                 (d) Financing. The Company (or Newco) shall have available to it satisfactory financing commitment(s) from (a) Mellon Bank, N.A. pursuant to its offer and Outline of Terms, each dated February 5, 1996, (b) any other reputable banking institution satisfactory to the Special Committee on terms not materially different from those under (a), above, or (c) any other source which is satisfactory to the Special Committee and the terms of which financing are satisfactory to the Special Committee.

                 (e) Appraisal Rights.  Dissenting shareholders' appraisal
                     ----------------
rights pursuant to Section 262 of the DGCL shall have been perfected by shareholders owning no more than 300,000 shares of Company Common Stock.

                 (f) No Legal Action.  No temporary restraining injunction or
                     ---------------
permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, nor shall any proceeding initiated by the U.S. or any state government or any agency thereof seeking any of the foregoing be pending.

          6.02. Conditions to the Obligations of Newco. The obligations of Newco
                --------------------------------------
to consummate the Merger are subject to the satisfaction or waiver (in writing) of the following conditions:

                 (a) Representation and Warranties True. The representations and
                     ----------------------------------
warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date (as hereinafter defined) as if made on the Closing Date.

                 (b) Performance of Covenants. The Company shall have performed
                     ------------------------
and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it hereunder prior to or on the Closing Date.

                 (c) Certificate. Newco shall have received from the Company a
                     -----------
certificate, signed in the name and on behalf of the Company by the appropriate officers of the Company, as to compliance with the conditions set forth in
Section 6.01(b) and in Sections 6.02 (a) and (b).

      6.03.  Conditions to the Obligations of the Company.  The obligation of
             --------------------------------------------
the Company to consummate the Merger is subject to the satisfaction or waiver (in writing) of the following conditions:

                 (a) Representations and Warranties True. The representations
                     -----------------------------------
and warranties of Newco contained in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as if made on the Closing Date.

                 (b) Performance of Covenants. Newco shall have performed and
                     ------------------------
complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it hereunder prior to or on the Closing Date.

                 (c) Certificate. The Company shall have received from Newco a
                     -----------
certificate as to compliance with the conditions set forth in Sections

6.03(a) and (b).

                 (d) Opinion of Financial Advisor. The opinion of Janney
                     ----------------------------
referred to in Section 2.08(a), shall not have been withdrawn prior to the mailing of the Proxy Statement to the Company's shareholders.


                    VII.  TERMINATION, AMENDMENT AND WAIVER


          7.01. Termination. This Agreement may be terminated at any time prior
                -----------
to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company:

                 (a) by mutual consent of the Board of Directors of Newco and the Board of Directors of the Company (acting upon the recommendation of the Special Committee); or

                 (b) by either Newco or the Company (acting upon the recommendation of the Special Committee) if the Merger shall not have been consummated on or before August 31, 1996 (other than as a result of a breach of this Agreement by the party seeking termination); or

                 (c) by Newco or the Company (acting upon the recommendation of the Special Committee) if any court of competent jurisdiction in the United States or any other United States federal, state or local governmental body shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable and shall not have resulted from an action by the party seeking termination;

                 (d) by Newco or by the Company (acting upon the recommendation of the Special Committee in its sole discretion) if either of them shall reasonably determine that an Acquisition Proposal (as defined below) constitutes a Superior Proposal (as defined below); provided, however, that the Company may
                                        --------  -------
not terminate this Agreement pursuant to this clause (d) unless (i) ten business days shall have elapsed after delivery to Newco of a written notice of such determination and during such ten business day period the Company shall have fully cooperated with Newco, including, without limitation, informing Newco of the terms and conditions of such Acquisition Proposal and the identity of the person or group making such Acquisition Proposal, (ii) at the end of such ten business day period the Special Committee shall continue reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, and (iii) promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal. As used in this clause (d), the term "Acquisition Proposal" means any proposal or offer for, or any expression (by public announcement of otherwise) by any person (other than Newco) of its interest in effectuating any of the following: (i) a tender of exchange offer of 20% or more of the equity of the Company, (ii) a merger, consolidation or other business combination involving the Company, (iii) an acquisition in any manner of 20% or more of the equity of, or 20% or more of the assets of, the Company. As used in this clause (d), the term "Superior Proposal" means a bona fide, written proposal or offer made by any person or group
        ---- ----
(other than Newco) to effect any Acquisition Proposal (I) at a per share price higher than $3.60 per share, (II) on terms (including price) which the Special Committee determines in its judgment (based on the advice of independent financial advisors), to be more favorable to the Company and its shareholders than the transactions contemplated hereby, (III) for which any required financing is committed or which, in the judgment of the Special Committee (based on the advice of independent financial advisors), is reasonably capable of being financed by such person, and (IV) which is not otherwise subject to material conditions (other than conditions similar to those contained in Article VI hereof) which, in the judgment of the Special Committee, render recommendation of the Acquisition Proposal undesirable.

                 (e) by Newco or by the Company (acting upon the recommendation of the Special Committee in its own discretion) if any person shall have acquired beneficial ownership of, or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder but not including Newco or its shareholders) shall have been formed which beneficially owns, 50% or more of the Common Stock.

                 (f) by Newco or by the Company if the Board of Directors (acting upon the recommendation of the Special Committee in its sole discretion) determines that it is unable, consistent with its fiduciary duties, to recommend in the Proxy Statement and at the Special Meeting that the shareholders of the Company approve the Merger, in accordance with the provisions of 5.02 hereof.

          7.02.  Effect of Termination.  In the event of termination of this
                 ---------------------
Agreement by either Newco or the Company as provided above, the Merger shall be deemed abandoned and this Agreement shall forthwith become void and there shall be no liability on the part of any of Newco, Newco or the Company or any of their respective officers or directors, except as set forth in the last sentence of Section 5.01 and in Section 5.03 hereof and except for liability arising from a material breach of this Agreement.

          7.03. Amendment. This Agreement may be amended by the parties hereto
                ---------
by action taken by their respective Boards of Directors (in the case of the

Company, acting upon the recommendation of the Special Committee), at any time before or after approval of the Merger by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which reduces the amount of cash into which shares of Company Common Stock are to be converted as provided in this Agreement without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.04. Waiver. Any term or provision of this Agreement (other than the
                ------
requirement for shareholder approval, or a term or provision that expressly provides otherwise) may be waived in writing at any time by the party which is entitled to the benefits thereof. Any such waiver by the Company must be authorized by the Board of Directors upon the recommendation of the Special Committee. Any such waiver must be by an instrument in writing signed by the party against whom enforcement is sought.


                           VIII.  GENERAL PROVISIONS


          8.01.  Non-Survival of Representations, Warranties and Agreements. No
                 ----------------------------------------------------------
representation, warranty or Agreement of Parent, Newco or the Company in this Agreement or in any instrument delivered by Parent, Newco or the Company pursuant to this Agreement shall survive the Merger, except the agreements set forth in Article I and in Sections 5.03, 5.04 and 5.07 hereof.

          8.02.  Closing.  Unless this Agreement shall have been terminated in
                 -------
accordance with the provisions of Article VII hereof and the Merger herein contemplated shall have been abandoned, a closing (the "Closing") will be held
                                                        -------
as soon as practicable after the Special Meeting, and the obtaining of all consents and approvals and expiration of all waiting periods referred to in
Article VI, at the offices of Wolf, Block, Schorr and Solis-Cohen in Philadelphia, Pennsylvania. At such time (the "Closing Date") and place the
                                                ------------
documents referred to in Article VI will be exchanged by the parties and, immediately thereafter, the Certificate of Merger will be delivered to the Secretary of State for filing; provided, however, that if any of the conditions
                               --------  -------
provided for in Article VI shall not have been met or waived by the date on which the Closing is otherwise scheduled, then, Subject to Section 7.01 hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been met (which such modifying party will seek to cause to happen at the earliest practicable date) or waived.

          8.03.  Notices.  All notices and other communications hereunder shall
                 -------
be in writing and shall be deemed given if delivered personally or sent by telex or facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)  if to Newco, to:

                      Robert A. Samans
                      Scanforms, Inc.
                      181 Rittenhouse Circle
                      Keystone Park
                      P. O. Box 602
                      Bristol, PA 19007
                      Facsimile:  215-785-1501

                      With a copy to:

                      Stephen P. Lamb, Esquire
                      Law Offices of Stephen P. Lamb
                      One Rodney Square
                      Fifth Floor
                      Wilmington, DE 19801
                      Facsimile:  302-984-2497

                 (b)  If to the Company, to:

                      Scanforms, Inc.
                      181 Rittenhouse Circle
                      Keystone Park
                      P. O. Box 602
                      Bristol, PA 19007
                      Attn.:  Emma M. Cocci, Secretary
                      Facsimile:  215-785-1501

                      with a copy to:

                      Wolf, Block, Schorr and Solis-Cohen
                      Packard Building
                      12th Floor
                      Philadelphia, PA  19102
                      Attn.:  Mark K. Kessler, Esquire
                      Facsimile:  215-977-2776

          8.04.  Publicity.  So long as this Agreement is in
                 ---------
effect, neither the Company nor Newco shall, or permit any off its Subsidiaries or representatives to, issue or cause the publication or dissemination of any press release or other announcement with respect to the Merger or this Agreement except after consultation with the other party or except as may be required to comply on a timely basis with public disclosure obligations under applicable laws.


          8.05.  Miscellaneous.  This Agreement, (including the documents
                 -------------
and instruments referred to or incorporated herein) (a) constitutes the entire Agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise (except that Newco may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of Subsidiary); and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware without regard to principles of conflicts of law. This Agreement may be executed in two or more counterparts which together shall constitute a single Agreement.




          8.06.  Definitions.  The following terms shall have the respective
                 -----------
meanings specified in the indicated Sections off the Agreement:


                 Term                                    Agreement Section
                 ----                                    -----------------

              Acquisition                                   Recitals
              Certificates                                  1.03(b)
              Closing                                       8.02
              Closing Date                                  8.02
              Company                                       Recitals
              Company Common Stock                          1.02
              Company Financial Statements                  2.04(a)
              Effective Time                                1.01(a)
              Exchange Act                                  1.02(a)
              Hart-Scott-Rodino Act                         2.02(b)
              Liabilities                                   2.04(b)
              Material Adverse Effect                       2.01
              Merger                                        Recitals
              Merger Consideration                          1.02(d)
              1995 Annual Report                            2.01
              DGCL                                          1.01(b)
              Option Plans                                  1.04
              Paying Agent                                  1.02(b)

              Proxy Statement                               2.05
              Schedule 13E-3                                2.05
              SEC                                           2.04
              Secretary of State                            1.01(a)
              Special Committee                             2.08(a)
              Special Meeting                               5.02
              Subsidiary                                    1.02(a)
              Surviving Corporation                         1.01(a)


     IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
                                    SCANFORMS, INC.



                                    By:   /s/ Joel Jacks
                                        --------------------------------
                                          Joel Jacks, Chairman, Special
                                          Committee


                                    SCFM CORP.


                                    By:   /s/ Robert A. Samans
                                        ---------------------------------
                                          Robert A. Samans, President

                                 Schedule 2.02
                                 -------------